Exhibit 99.1

Contact:	Richard Pawlowski – Chief Financial Officer
952-294-1300

Famous Dave’s Announces Refranchising of Chicago Market

MINNEAPOLIS, December 18, 2015 - Famous Dave’s of America, Inc. (NASDAQ:DAVE) (“Famous Dave’s” or the “Company”), announced the sale of its seven locations in the Chicago area to Windy City Restaurant Holdings LLC, an entity controlled by an existing franchisee, Elliott Baum. The sale includes the Illinois Famous Dave’s locations in Addison, Algonquin, Bolingbrook, Evergreen Park, North Riverside, Orland Park, and Oswego.

“We are excited to refranchise the Chicago market to one of our long-term and successful franchise partners.” Adam Wright, CEO of Famous Dave’s said. “Elliott has also signed an area development agreement and plans to invest in both the existing store base and further develop the market with new restaurant growth.”

Mr. Baum, who has been a franchisee since 2003, is the owner and operator of six Famous Dave’s franchises in the Ohio and Michigan markets. He stated, “I am excited about Famous Dave’s, the company’s future, and the opportunity for market growth. I look forward to working with the existing restaurant team in Chicago and serving award-winning barbecue to our guests.”

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. As of December 18, 2015, the Company owns 44 restaurants and franchises 136 additional units, with locations in 33 states, the Commonwealth of Puerto Rico and Canada. Famous Dave’s menu features award-winning barbequed and grilled meats, complemented by an ample selection of salads, side items, sandwiches, and desserts. For more information: www.famousdaves.com.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the expected financial impact of restaurant closures and lease terminations, the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.